                                                                     Exhibit 4.3

                             SHAREHOLDERS AGREEMENT

         This SHAREHOLDERS AGREEMENT (this "Agreement") is made as of November 27, 1996 among TEMPLATE SOFTWARE, INC., a Virginia corporation (the "Company"), the shareholders listed on the signature pages to this Agreement (the "Named Shareholders"), and ALCATEL N.V., a company limited by shares with ordinary structure organized under the laws of the Netherlands (the "Investor").

                                    RECITALS:

         A. Concurrently with the execution of this Agreement, the Investor is acquiring from the Company shares of the Company's Series A Convertible Preferred Stock, par value $0.01 per share, pursuant to the Convertible Preferred Stock Purchase Agreement of even date herewith (the "Purchase Agreement").

         B. The Company and the Named Shareholders wish to provide, by entering into this Agreement, a further inducement to the Investor to purchase the Company's Series A Stock pursuant to the Purchase Agreement.

         NOW, THEREFORE, in consideration of the foregoing, the parties agree as follows:

         1. Definitions. For purposes of this Agreement:

            (a) "Common Shares" means shares of Common Stock, par value $0.01 per share, of the Company.

            (b) "Fully Diluted Common Shares" means, as of any date, the sum of
(i) the outstanding Common Shares as of that date and (ii) the additional Common Shares that would be taken into account for purposes of calculating fully diluted earnings per share for the period from the end of the Company's last fiscal year through such date under the treasury-stock method and in accordance with generally accepted accounting principles.

            (c) "Holder" means any Person owning or having the right to acquire Investor Securities.

            (d) "Initial Public Offering" means the initial public offering of Common Shares registered under the Securities Act.

            (e) "Investor Securities" means (1) the shares of Series A Stock being acquired by the Investor pursuant to the Purchase Agreement, (2) any Common Shares issuable or issued upon conversion of the Series A Stock, and (3) any Common Shares or warrant, right or other security issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with


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respect to, or in exchange for or in replacement of, or upon conversion of, such
Series A Stock or Common Shares or other warrants, rights or securities.

            (f) "majority in interest of the Holders" means the Holders owning or having the right to acquire a majority of the Investor Securities then outstanding which all Holders own or have the right to acquire.

            (g) "Management Shareholder" means any individual who is an officer, director (whether or not an employee) or management-level employee of the Company.

            (h) "Person" means any individual, partnership, limited liability company, joint venture, corporation, association, trust or any other entity or organization.

            (i) "Registration Rights Agreement" means the Registration Rights Agreement of even date herewith between the Company and the Investor.

            (j) "Rule 144 Sales" means sales pursuant to Rule 144 under the Securities Act (or any successor rule or regulation) and in compliance with the requirements of paragraphs (c), (e) and (f) of such Rule, without giving effect to paragraph (k) of such rule.

            (k) "Sale Event" means any (i) sale or other transfer for value of the Company or any significant portion of its or its subsidiaries' capital stock or assets (whether by means of stock or asset sale, merger, consolidation or otherwise); or (ii) any sale or other transfer for value of Common Shares or rights, options, warrants or other securities that are exercisable for, or convertible into, Common Shares, or any combination of the foregoing, that in the aggregate constitute or represent the right to acquire (as the case may be) Common Shares equal to at least 5% of the Common Shares outstanding immediately prior to such sale or other transfer excluding any (x) issuances of Common Shares pursuant to a widely distributed underwritten public offering registered under the Securities Act and not involving any breach by the Company of the Registration Rights Agreement or (y) issuances or grants of options or Common Shares to officers, directors, employees and consultants of the Company constituting compensation to the recipient and made pursuant to any plan, grant or award approved by the Company's Board of Directors.

            (l) "Securities Act" means the Securities Act of 1933, as amended.

            (m) "Series A Stock" means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Company.


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         2. Right to Join; Reasonable Opportunity to Make Offer; Information.

            (a) Right to Join.

                (i) If any one or more of the Named Shareholders (the "Selling Shareholders") propose, in a single transaction or series of related transactions, to transfer for value Common Shares or rights, options, warrants, or other securities that are exercisable for, or convertible into, Common Shares, or any combination of the foregoing, that, together with related sales by any Management Shareholders, constitute or represent the right to acquire (as the case may be) Common Shares equal to at least 5% of the Common Shares then outstanding to any Person or Persons, then the Selling Shareholders shall refrain from effecting such transaction or transactions unless (A) such transfer is a Rule 144 Sale, or (B) prior to the consummation thereof, each Holder of Investor Securities shall have been afforded the opportunity to join in such sale on a pro rata basis, as hereinafter provided. Any purported transfer subject to this Section 2(a) not made in compliance with this Section 2(a) shall be void and shall not be consummated upon the books and records of the Company.

                (ii) Prior to the consummation of any transaction (including any transaction in a series of transactions) subject to this Section 2(a), the Selling Shareholders shall cause each Person or Persons that propose to acquire Common Shares in the transaction or series of transactions (the "Proposed Purchasers") to offer (the "Purchase Offer") in writing to each Holder of Investor Securities to purchase that number of Common Shares from each Holder that constitutes the same percentage of the aggregate Common Shares that such Holder owns or has the right to acquire as the percentage determined by dividing the number of Common Shares to be purchased by the Proposed Purchaser from the Selling Shareholders by the aggregate number of Common Shares held by the Selling Shareholders at the same price per Share (the "Joining Price"), and on such other terms and conditions (the "Joining Terms"), as the Proposed Purchaser has offered to purchase Common Shares to be acquired by it. Notwithstanding the foregoing, if the Proposed Purchasers are acquiring Common Shares in a series of related transactions, or in a single transaction or series of related transactions from multiple Selling Shareholders or Management Shareholders, (i) the Joining Price shall be the highest of the prices offered by any Proposed Purchaser to any Selling Shareholder or any Management Shareholder in any one of such transactions, and (ii) the Joining Terms shall be those terms offered by any Proposed Purchaser to any Selling Shareholder or any Management Shareholder in any one of such transactions which are most favorable to the offeree. Each Holder shall have at least 30 days from the receipt of the Purchase Offer in which to accept the Purchase Offer.

                (iii) Any closing of a sale of Common Shares to a Proposed Purchaser shall be structured in such a manner so as to permit any Holder electing to have Investor Securities acquired by a Proposed Purchaser to convert Series A Stock


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         into Common Shares simultaneously with the transfer thereof to the
         Proposed Purchaser.

                (b) Certain Information. Without limiting any other provision of this Agreement, no Named Shareholder shall, directly or indirectly, solicit any proposal or participate in any discussions or negotiations with a view to, or that could reasonably be expected to culminate in, a Sale Event without first advising the Holders orally and in writing of his or her intent to do so. In addition, the Named Shareholders shall promptly advise the Holders of any request for information or any proposal for a Sale Event, or any inquiry which could reasonably be expected to lead to a proposal for a Sale Event, the material terms and conditions of such request, proposal or inquiry, and the identity of the Person or Persons making the same. The Named Shareholders shall use their best efforts to keep the Holders fully and currently apprised of the status of any solicitations, discussions, negotiations, requests, proposals or inquiries contemplated by this Section 2(b), and, in addition, shall provide the Holders which such information regarding the same as any of them from time to time may reasonably request.

                (c) Reasonable Opportunity to Make Offer. Without limiting any other provision of this Agreement, prior to an Initial Public Offering, no Named Shareholder shall, directly or indirectly, consummate any transaction that would constitute a Sale Event without first affording the Holders the reasonable opportunity to make a higher offer with respect to such transaction.

                (d) Family Transfers. The restrictions contained in this Section 2 with respect to transfers of Common Shares or rights, options, warrants, or other securities or any beneficial interest therein shall not apply to any transfer by an individual Named Shareholder to the spouse or issue of such Named Shareholder or to a trust of which there are no beneficiaries other than such Named Shareholder or the spouse or issue of such Named Shareholder. In addition, the restrictions on transfers of shares contained in this Section 2 shall not apply to a transfer by an individual Named Shareholder upon his or her death by will, by the laws of descent or by operation of law. Each executor, beneficiary, heir or other transferee under this Section 2(d) (and each successive transferee thereof) shall be deemed to take such shares subject to all provisions of this Agreement applicable to the transferor and as provided in Section 6 below, including, without limitation, Section 2(e) below.

                (e) Transfers of Options. Notwithstanding any other provision of this Agreement to the contrary, no options or other securities (excluding Common Shares) received by any Named Shareholder from, directly or indirectly, the Company as compensation or incentive compensation shall be transferred by such Named Shareholder except pursuant to Section 2(d).


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         3. Reasonable Opportunity to Make Offer; Information.

            (a) Reasonable Opportunity to Make Offer. Without limiting any other provision of this Agreement, prior to an Initial Public Offering, the Company shall not, directly or indirectly, consummate any transaction that would constitute a Sale Event without first affording the Holders the reasonable opportunity to make a higher offer with respect to such transaction.

            (b) Certain Information. Without limiting any other provision of this Agreement, the Company shall not, directly or indirectly, solicit any proposal or participate in any discussions or negotiations with a view to, or that could reasonably be expected to culminate in, a Sale Event without first advising the Holders orally and in writing of its intent to do so. In addition, the Company shall promptly advise the Holders of any request for information or any proposal for a Sale Event, or any inquiry which could reasonably be expected to lead to a proposal for a Sale Event, the material terms and conditions of such request, proposal or inquiry, and the identity of the Person making the same. The Company shall use its best efforts to keep the Holders fully and currently apprised of the status of any solicitations, discussions, negotiations, requests, proposals or inquiries contemplated by this Section 3(b), and, in addition, shall provide the Holders which such information regarding the same as any of them from time to time may reasonably request.

         4. Voting. From and after such time as there shall no longer be any Series A Stock outstanding, at the request of a majority in interest of the
Holders:

            (a) Nomination. The Company hereby agrees (and the Named Shareholders hereby agree to use all reasonable efforts to cause) that there shall be nominated by the Board of Directors for election as a director of the Company one individual designated from time to time by a majority in interest of the Holders (the "Alcatel Designee").

            (b) Election. Each Named Shareholder hereby agrees to vote all Common Shares owned or held beneficially or of record by such Named Shareholder, to take all actions by written consent in lieu of a meeting, and to reasonably cooperate (and the Company and each other Named Shareholder shall reasonably cooperate) to expeditiously cause (i) any Alcatel Designee to be elected as a member of the Board of Directors of the Company, (ii) any Alcatel Designee to be appointed to serve on the Company's Executive Committee or any similar committee, if there is such an Executive Committee or similar committee (it being agreed that there shall be no obligation to establish an Executive Committee or similar committee) and (iii) any Alcatel Designee (if the membership of the Scientific Committee is to consist solely of directors) or any Alcatel Designee or such other person as may be designated by a majority in interest of the Holders (if the membership of the Scientific Committee is not to consist solely of directors) to be appointed to serve on the Company's Scientific Committee, if there is one, and if there is not, to cause the Board of Directors to vote on the establishment of such a Scientific Committee.


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            (c) Removal. To the extent then permitted under the Company's
Articles of Incorporation, each Named Shareholder agrees to vote all Common Shares owned or held beneficially or of record by such Named Shareholder to remove (with or without cause) any director designated by the Holders and elected pursuant to Section 3(b) if a majority in interest of the Holders requests such removal by written notice to the Company.

            (d) Vacancies. In the event that a vacancy is created on the Board of Directors by the death, disability, retirement, resignation or removal (with or without cause) of a director designated by the Holders or there shall be no director on the Board of Directors that has been designated by the Holders, each Named Shareholder hereby agrees, upon written request by a majority in interest of the Holders, to vote or take action by written consent, and to use his or her reasonable efforts to cause the remaining directors to vote or take action by written consent, for the election of a nominee to be designated by a majority in interest of the Holders in the most expeditious manner that is reasonably practicable, provided that such designee was not previously a director of the Company who was removed for cause from the Board of Directors. The Company and the other Named Shareholders shall reasonably cooperate in the expeditious filling of any such vacancy.

            (e) Meetings. Each Named Shareholder hereby agrees to take all actions necessary to call, or use reasonable efforts to cause the Company and the appropriate officers and directors of the Company to call, a special or annual meeting of shareholders of the Company or to execute or cause to be executed a consent in writing in lieu of any such meeting for the election as members of the Board of Directors of those individuals designated in accordance with, and otherwise to implement the intent of, Section 4 of this Agreement. The Company shall reasonably cooperate in the calling of any such meeting or the execution of any such consent.

         5. Termination of Rights. All rights of Holders under Sections 2, 3 and 4 above shall terminate at such time as the Holders cease to own in the aggregate at least three percent (3%) of the Fully Diluted Common Shares.

         6. Assignment; Family Shares.

            (a) Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns. The rights and obligations arising from this Agreement shall be transferred in connection with the transfer by a Named Shareholder or a Holder to any Person of any Common Shares or Investor Securities, respectively, in compliance with this Agreement, other than in a registered public offering or in Rule 144 Sales, and any such Person shall conclusively be deemed to have agreed to be bound by this Agreement. Any transferee of


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Common Shares from a Named Shareholder (including, without limitation, any transferee under Section 2(d) above, but excluding any transferee in a registered public offering or a Rule 144 Sale) shall (i) as a condition precedent to such transfer, execute and deliver an agreement reasonably acceptable to a majority in interest of the Holders to take such shares subject to all terms and provisions of this Agreement, and (ii) be deemed a Named Shareholder for all purposes of this Agreement.

            (b) Family Shares. Nothing herein shall be deemed to subject the Common Shares currently owned by any adult family member of a Named Shareholder to the provisions of Section 2 requiring the Named Shareholders to vote their Common Shares (except in any case where the Named Shareholder has or shares the power to vote such shares) or to the provisions of Sections 4 or 5 hereof.

         7. Representations and Warranties. The parties acknowledge that certain representations and warranties regarding this Agreement have been made by the Company and the Investor in the Purchase Agreement. The Investor does hereby confirm for the benefit of the Named Shareholders that the representations and warranties made by it regarding this Agreement in the Purchase Agreement (all of which are hereby incorporated herein by reference as if set forth in full herein) are true and correct. In addition, each Named Shareholder does hereby represent and warrant to the Investor as follows:

            (a) Authority. Each of them is an individual having the capacity to enter into this Agreement and to perform its obligations hereunder.

            (b) Enforceability. This Agreement constitutes the valid and binding obligation of each of them and is enforceable against each of them in accordance with its terms, except as may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            (c) No Conflicts, Etc. The execution, delivery and performance of this Agreement by each of them will not constitute a violation by any of them of any law or regulation applicable to them or any lease, agreement or commitment to which any of them is a party. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority is required on the part of any of them in connection with the execution, delivery and performance of this Agreement. Other than this Agreement, no Named Shareholder is a party to any agreement relating to the voting or disposition of the Common Shares.

            (d) Litigation. There is no claim, litigation, proceeding or governmental investigation pending or, to the best of their knowledge, threatened, or any order, injunction or decree outstanding, against them that, if adversely determined, might prohibit, restrict or interfere with the performance of their obligations hereunder.


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
         8. Preemptive Rights. If at any time the Company shall issue any Common Shares or any other capital stock or securities, options, warrants or other rights convertible into, or exchangeable or exercisable for, Common Shares, the Company and the Named Shareholders shall give the holders of the then outstanding shares of Series A Stock (as defined in the Purchase Agreement), if any, at least 30 days prior written notice of such issuance and the Company and the Named Shareholders shall jointly and severally, cause such holders to have the right to purchase, for cash, at the proposed issuance price, that percentage of the securities or other proposed rights to be issued as the percentage of the Common Shares into which such holders' shares of Series A Stock may then be converted represents of the Common Shares outstanding immediately prior to such issuance. The amount of the proposed issuance price of the securities or other rights to be offered shall be calculated in accordance with Section (4)(iv)(e) of Article 9 of the Amended and Restated Articles (as defined in the Purchase Agreement). The provisions of this Section 8 shall not apply to any securities that are: (i) excluded from the definition of Additional Shares of Common Stock pursuant to clauses (I) through (IV) of Section (4)(iv)(a)(D) of Article 9 of the Amended and Restated Articles (as defined in the Purchase Agreement), or
(ii) issuable as a dividend or distribution as provided in Section (4)(vi) of
Article 9 of the Amended and Restated Articles (as defined in the Purchase Agreement) or upon a stock split or combination as provided in Section (4)(v) of
Article 9 of the Amended and Restated Articles (as defined in the Purchase Agreement). The preemptive rights of the holders of Series A Stock set forth in this Section 6 shall terminate upon (and shall not apply to the issuance of shares of Common Stock in) the consummation of a Qualifying Public Offering (as defined in the Purchase Agreement).

         9. Miscellaneous.

            (a) Changes in Securities. If, and as often as, there are any changes in the Investor Securities or other securities of the Company by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization or recapitalization, or by any other means, appropriate adjustment shall be made in the provisions of this Agreement, as may be required, so that the rights, privileges, duties and restrictions set forth herein shall continue with respect to the Investor Securities or other securities of the Company as so changed. Without limiting the generality of the foregoing, the Company will require any successor by merger or consolidation, by operation of law or by agreement, to assume (by execution and delivery of an instrument in form and substance reasonably satisfactory to a majority in intent of the Holders) and be bound by the terms of this Agreement, as a condition to any such merger or consolidation.

            (b) Legend. Each certificate representing Common Shares now or hereafter owned by a Named Shareholder shall bear a legend in substantially the following form:

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE
                  ARE SUBJECT TO A SHAREHOLDERS AGREEMENT
                  DATED AS NOVEMBER 20, 1996, A COPY OF WHICH IS


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
                  ON FILE AT THE OFFICE OF THE COMPANY AND WILL BE FURNISHED TO PROSPECTIVE PURCHASERS UPON REQUEST. SUCH SHAREHOLDERS AGREEMENT PROVIDES, AMONG OTHER THINGS, FOR RESTRICTIONS ON THE SALE OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE."

            (c) Injunctive Relief. Each party hereto acknowledges that it will be impossible to measure in money the damages that would be suffered if any party fails to comply with any of the obligations herein imposed on such party and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such Person shall, therefore, be entitled to injunctive relief and/or specific performance to enforce such obligations without the necessity of posting any bond or other form of security, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

            (d) Further Assurances. Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

            (e) Governing Law; Jurisdiction; Etc. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without giving effect to the choice of law principles thereof. The courts of the State of New York in New York County and the United States District Court for the Southern District of New York shall have exclusive jurisdiction over the parties with respect to any dispute or controversy among them arising under or in connection with this Agreement, by execution and delivery of this Agreement, each of the parties to this Agreement hereby submits to the jurisdiction of those courts, including, but not limited to, the in personam and subject matter jurisdiction of those courts, waives any objection to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds, consents to service of process by mail (in accordance with this Agreement) or any other manner permitted by law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. EACH PARTY HERETO WAIVES A TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONNECTION THEREWITH.

            (f) Entire Agreement; Amendment; Waiver. This Agreement: (a) contains the entire agreement among the parties hereto with respect to the subject matter hereof, (b) supersedes all prior written agreements and negotiations and oral understandings, if any, with respect thereto, and (c) may not be amended or supplemented except by an instrument or counterparts thereof in writing signed by the Company and by (i) Named


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
Shareholders holding a majority of the Common Shares held by the Named Shareholders, and (ii) Holders holding a majority of the Investor Securities. No waiver of any term or provision of this Agreement shall be effective unless in writing signed by the party to be charged. The waiver by any party of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

            (g) Invalidity of Provision. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

            (h) Notice. All notices and other communications hereunder shall be in writing, shall be sent by certified or registered mail (return receipt requested) or by telecopier or shall be delivered by hand or by a recognized overnight courier service and, unless otherwise provided herein, shall be deemed to have been given or made when delivered against receipt or, in the case of telecopy notice, when sent, receipt confirmed, to the party to whom such notice is to be given at its address set forth below, or such other address for the party as shall be specified by notice given pursuant hereto:

                           If to the Company, to it at:

                                    Template Software, Inc.
                                    45365 Vintage Park Plaza
                                    Dulles, VA.  20166
                                    Fax:    703-318-8325
                                    Attn: Chief Executive Officer

                           with a copy to:

                                    Hunton & Williams
                                    1751 Pinnacle Drive
                                    Suite 1700
                                    McLean, VA.  22102
                                    Fax: 703-714-7410
                                    Attn: Joseph W. Conroy, Esq.

                           If to any Named Shareholder,


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
                           to him or her at the address set forth
                           on the signature page set forth below

                           If to the Investor, to it at:

                                    Alcatel N.V.
                                    33 rue Emeriau
                                    75725 Paris Cedex 15,
                                    France
                                    Telecopy: 011-331-4058-5920
                                    Attention: M. Pascal Durand Barthez

                           with a copy to:

                                    Proskauer Rose Goetz &
                                    Mendelsohn LLP
                                    1585 Broadway
                                    New York, New York 10036
                                    Telecopy: (212) 969-2900
                                    Attn: Peter G. Samuels, Esq.

                           If to any other Holder, to it
                           at its address set forth in the records
                           of the Company

                           (i)  Headings; Execution in Counterparts.  The
headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

                                  [END OF TEXT]


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
                                [EXECUTION PAGES]

                  IN WITNESS WHEREOF, this Shareholders Agreement has been executed by or on behalf of each of the parties hereto as of the date first above written.

                               "COMPANY"

                               TEMPLATE SOFTWARE, INC.


                               By:
                                  ---------------------------------
                                  Name:
                                  Title:

                               "INVESTOR"

                               ALCATEL N.V.

                               By: Compagnie Financiere Alcatel


                               By:
                                  ---------------------------------
                                  Name:
                                  Title:

                               "NAMED SHAREHOLDERS"

                               /s/ Joseph M. Fox
                               ------------------------------------
                               JOSEPH M. FOX
                               3251-B Sutton Place
                               Washington, D.C. 20016

                               /s/ E. Linwood Pearce
                               ------------------------------------
                               E. LINWOOD PEARCE
                               10831 Barnwood Lane
                               Potomac, MD 20854

                               /s/ Andrew B. Ferrentino
                               ------------------------------------
                               ANDREW B. FERRENTINO
                               7904 Horshoe Lane
                               Potomac, MD 20859


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